UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2012

INDIEPUB ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34796	71-1033391

(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

11258 Cornell Park Drive, Suite 608
Blue Ash, OH  45242
 (Address of principal executive
offices including zip code)
(513) 718-2494
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Definitive Material Agreement.
           Effective November 28, 2012,  indiePub Entertainment, Inc. (formerly Zoo Entertainment, Inc.), a Delaware corporation (“indiePub Entertainment” or the “Company”), Zoo Games, Inc., a Delaware corporation (“Zoo Games”), Zoo Publishing, Inc., a New Jersey corporation (“Zoo Publishing”), and indiePub, Inc., a Delaware corporation (“indiePub,” and, together with the Company, Zoo Games and Zoo Publishing, the “Borrowers”), and MMB Holdings LLC, a Delaware limited liability company ( “MMB”), entered into the Third Amendment to Loan and Security Agreement (the “Third Amendment”), pursuant to which the parties agreed to amend that certain Loan and Security Agreement dated as of March 9, 2012, by and between the Borrowers and MMB (as previously amended, the “LSA”).

Pursuant to the Third Amendment,  MMB agreed to provide up to $850,000.00 in additional funding (the “Additional Funding”) to the Borrowers under the LSA.  The Additional Funding shall bear interest at the lesser of a rate of 10% per annum or 18% per annum upon the ocurrence of an event of default, or the maximum rate permitted by law.

In connection with the Third Amendment, the Company cancelled  warrants to purchase an additional 14,952,775 shares of indiePub Entertainment common stock (“indiePub Shares”) at $0.40 per share and reduced the price at which MMB may convert all or a portion of the loan balance into indiePub Shares from $0.40 per share to $0.15 per share.

MMB, a limited liability company organized under the laws of Delaware, is owned by David E. Smith, a former director of the Company, Jay A. Wolf, Executive Chairman of the Board of Directors of the Company, and certain other parties.  Mr. Smith is the managing member of Mojobear Capital LLC, which, in turn, is the managing member of MMB.

The foregoing description of the Third Amendment  does not purport to be complete and is qualified in its entirety by reference to such instrument, a copy of which the Company intends to file with its next periodic report.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
    The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

indiePub Entertainment, Inc.

Date: December 4, 2012	By:	/s/ Mark Seremet
Mark Seremet President and Chief Executive Officer